Exhibit 23.3

[Letterhead of Deloitte & Touche LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated October 8, 2014 relating to the consolidated statements of operations, comprehensive (loss) income, changes in redeemable noncontrolling interest and partners’ interest, and cash flows of Summit Materials Holdings L.P. and Subsidiaries for the year ended December 31, 2011 appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

December 18, 2014